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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Star Maritime Acquisition Corp.

        We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form F-1/F-4 of our report dated March 10, 2007, on the financial statements of Star Maritime Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and for the periods from May 13, 2005 (inception) to December 31, 2005 and May 13, 2005 (inception) to December 31, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 18, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM